Exhibit 99.1

Wabtec Reports Results For 1Q, Affirms Guidance

WILMERDING, PA, April 25, 2017 – Wabtec Corporation (NYSE: WAB) today reported results for the first quarter and affirmed its financial guidance for 2017.

2017 First Quarter

•	During the quarter, Wabtec acquired the remaining shares of Faiveley Transport and made progress on the integration. Also during the quarter Wabtec acquired Aero Transportation Products, a manufacturer of hatch covers and outlet gates for freight cars with annual sales of about $40 million; and announced the signing of a $97 million contract to provide signaling and communications services to TEX Rail, a new commuter rail line being developed by the Forth Worth Transportation Authority. Following the end of the quarter, Wabtec acquired Thermal Transfer, a manufacturer of heat exchangers for industrial markets, with annual sales of about $25 million; and Semvac, a European-based manufacturer of sanitation systems for transit vehicles, with annual sales of about $15 million.
•	Sales for the first quarter were $916 million, with higher sales in the Transit Group offsetting lower sales in the Freight Group. Transit sales increased mainly due to the Faiveley acquisition, while Freight sales were affected mainly by lower revenues from train control-related equipment and services, and lower industry deliveries of new freight cars and locomotives. Changes in foreign exchange rates reduced sales by $25 million compared to the year-ago quarter.
•	Income from operations in the first quarter was $115 million, including restructuring and transaction expenses of $8.9 million related mainly to the Faiveley integration and ongoing cost-reduction activities.
•	Net interest and other expense was $15 million in the first quarter, reflecting a higher debt balance due to the Faiveley acquisition.
•	Income tax expense was $27 million in the first quarter, with an effective tax rate of 27.6 percent. This included an expense of $2.1 million for an adjustment related to the Faiveley acquisition.
•	Earnings per diluted share in the first quarter were 77 cents. The net effect of the restructuring and transaction expenses, tax adjustment and non-controlling interest related to the Faiveley acquisition reduced earnings per diluted share by 7 cents.
•	At March 31, the company had cash of $280 million and debt of $1.87 billion.

2017 Financial Guidance

Also today, Wabtec affirmed its 2017 financial guidance, with revenues expected to be about $4.1 billion and adjusted earnings per diluted share expected to be between $3.95 and $4.15 excluding expected restructuring and transaction expenses, and non-controlling interest related to the Faiveley acquisition. Due to the ramp up of projects already in backlog and the timing of synergies from the Faiveley acquisition, the company expects its quarterly results to improve sequentially during the rest of the year. Wabtec estimates synergies from the acquisition to be about $15 million to $20 million in 2017, with long-term synergies expected to exceed $50 million.

Raymond T. Betler, Wabtec’s president and chief executive officer, said: “Our first quarter adjusted earnings were in line with expectations, and we expect improvement during the year. As we work to integrate Faiveley and our other recent acquisitions, we are managing our costs aggressively based on market conditions. We continue to invest in our balanced growth strategies and expect to benefit from our diversified business model and rigorous application of the Wabtec Excellence Program.”

Wabtec Corporation (www.wabtec.com) is a leading global provider of equipment, systems and value-added services for transit and freight rail. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings and synergies from the Faiveley Transport acquisition. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a further economic slowdown in the markets we serve; a further decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

Wabtec will host a call with analysts and investors at 10 a.m., eastern time, today. To listen via webcast, go to www.wabtec.com and click on “Webcasts” in the “Investor Relations” section.

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	First Quarter 2017	First Quarter 2016
Net sales	$916,034	$772,031
Cost of sales	(646,327)	(516,851)

Gross profit	269,707	255,180
Gross profit as a % of Net Sales	29.4%	33.1%

Selling, general and administrative expenses	(122,341)	(89,751)
Engineering expenses	(23,464)	(17,953)
Amortization expense	(9,044)	(5,295)

Total operating expenses	(154,849)	(112,999)
Operating expenses as a % of Net Sales	16.9%	14.6%

Income from operations	114,858	142,181
Income from operations as a % of Net Sales	12.5%	18.4%

Interest expense, net	(17,712)	(4,871)
Other income(expense), net	2,319	154

Income from operations before income taxes	99,465	137,464

Income tax benefit (expense)	(27,461)	(43,301)

Effective tax rate	27.6%	31.5%

Net Income	72,004	94,163

Less: Net income attributable to noncontrolling interest	1,885	—

Net income attributable to Wabtec shareholders	$73,889	$94,163

Earnings Per Common Share
Basic
Net income attributable to Wabtec shareholders	$0.77	$1.03

Diluted
Net income attributable to Wabtec shareholders	$0.77	$1.02

Weighted average shares outstanding
Basic	95,243	91,258

Diluted	95,991	92,149

Net Sales by Segment
Freight Group	$347,946	$442,669
Transit Group	568,088	329,362

Total	$916,034	$772,031